Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Signify Health, Inc. 2021 Long-Term Incentive Plan of our reports dated February 8, 2023 (except for Note 8 and Note 18, as to which the date is May 25, 2023), with respect to the consolidated financial statements of CVS Health Corporation and the effectiveness of internal control over financial reporting of CVS Health Corporation included in its Current Report on Form 8-K dated May 25, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 2, 2023